As Filed with the Securities and Exchange Commission on August 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSTAR FINANCIAL INC.

(Exact name of registrant as specified in its charter)

Maryland	95-6881527
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

iStar Financial Inc. 2009 Long-Term Incentive Plan

(Full Titles of the Plans)

Jay Sugarman

1114 Avenue of the Americas, 39th Floor

New York, New York 10036

(Name and Address of Agent For Service)

(212) 930-9400

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Kathleen L. Werner, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

(212) 878-8000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share	8,000,000	$7.23	$57,840,000	$6,628.46

(1)             Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)             Computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act by averaging the high and low sales prices of iStar Financial Inc.’s common stock as reported by the NYSE on August 20, 2012.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.  This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents By Reference.

The following documents filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference:

(a)                                  The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on February 27, 2004.

(b)                                 The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(c)                                  The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012.

(d)                                 The Company’s Current Reports on Form 8-K filed on March 23, 2012, May 4, 2012, May 11, 2012 and June 6, 2012.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the Company’s common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

The Maryland General Corporation Law, or the “MGCL,” permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Our charter obligates us to indemnify (i) our directors and officers, whether serving us, or at our request, any other entity, to the full extent required or permitted by the MGCL, as currently or hereafter in effect, including the advance or reimbursement of reasonable expenses as incurred (including reasonable attorney fees) under the procedures and to the full extent permitted by law and (ii) other employees and agents to the extent authorized by our board of directors or our bylaws and permitted by law. Our bylaws set forth the procedures for any indemnification claims or requests for payment of expenses in advance of the final disposition of any proceeding.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

The following is a list of exhibits to this registration statement:

INDEX TO EXHIBITS

4.1	Form of 7 7/8% Series E Cumulative Redeemable Preferred Stock Certificate.(1)
4.2	Form of 7.8% Series F Cumulative Redeemable Preferred Stock Certificate.(2)
4.3	Form of 7.65% Series G Cumulative Redeemable Preferred Stock Certificate.(3)
4.4	Form of 7.50% Series I Cumulative Redeemable Preferred Stock Certificate.(4)
4.5	Form of Stock Certificate for the Company’s Common Stock.(5)
4.6	Form of Global Note evidencing 5.85% Senior Notes due 2017 issued on March 9, 2007.(6)
4.7	Form of Global Note evidencing 5.95% Senior Notes due 2013 issued on September 22, 2006.(7)
4.8	Form of Global Note evidencing 5.875% Senior Notes due 2016 issued on February 21, 2006.(8)
4.9	Form of Global Note evidencing 6.05% Senior Notes due 2015 issued on April 21, 2005.(9)
4.10

Form of Global Note evidencing 5.70% Notes due 2014 issued on March 9, 2004 and March 1, 2005 in connection with the Company’s exchange offer for TriNet Corporate Realty Trust, Inc.’s 7.70% Notes due 2017.(10)

4.11	Form of Global Note evidencing 6.50% Senior Notes due 2013 issued on December 12, 2003.(11)
4.12	Form of Global Note evidencing 8.625% Senior Notes due 2013 issued on May 21, 2008.(12)
4.13	Form of Global Notes evidencing 9.0% Senior Notes due 2017 issued on May 8, 2012. (19)
4.14	Fourth Supplemental Indenture, dated as of December 12, 2003.(13)
4.15	Eighth Supplemental Indenture, dated as of April 21, 2005.(13)
4.16	Eleventh Supplemental Indenture, dated as of February 21, 2006.(8)
4.17	Fifteenth Supplemental Indenture (containing amendments to the 6.50% Notes due 2013), dated as of January 9, 2007.(14)
4.18	First Supplemental Indenture (containing amendments to the 5.70% Notes due 2014), dated as of January 9, 2007.(14)

4.19	Seventeenth Supplemental Indenture, dated as of March 9, 2007, governing the 5.85% Senior Notes due 2017.(15)
4.20	Nineteenth Supplemental Indenture, dated as of October 15, 2007, governing the Convertible Senior Floating Rate Notes due 2012.(16)
4.21	Twentieth Supplemental Indenture, dated as of May 21, 2008, governing the 8.625% Senior Notes due 2013.(12)
4.22	Base Indenture, dated as of February 5, 2001, between the Company and State Street Bank and Trust Company.(17)
4.23	Indenture, dated March 9, 2004, governing the 5.70% Senior Notes due 2014.(18)
4.24	Indenture, dated September 22, 2006, governing the 5.95% Senior Notes due 2013.(7)
4.25	Indenture, dated May 8, 2012, governing the 9.0% Senior Notes due 2017.(19)
5.1	Opinion of Clifford Chance US LLP as to the legality of the securities being registered.
10.1	The Company’s 2009 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company’s definitive Proxy Statement on Schedule 14A filed on April 27, 2009).
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on signature page).

Explanatory Notes:

(1) Incorporated by reference from the Company’s Current Report on Form 8-A filed on July 8, 2003.

(2) Incorporated by reference from the Company’s Current Report on Form 8-A filed on September 25, 2003.

(3) Incorporated by reference from the Company’s Current Report on Form 8-A filed on December 10, 2003.

(4) Incorporated by reference from the Company’s Current Report on Form 8-A filed on February 27, 2004.

(5) Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 1999 filed on March 30, 2000.

(6) Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 9, 2007.

(7) Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed on November 8, 2006.

(8) Incorporated by reference from the Company’s Current Report on Form 8-K filed on February 24, 2006.

(9) Incorporated by reference from the Company’s Current Report on Form 8-K filed on April 20, 2005.

(10) Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 16, 2005.

(11) Incorporated by reference from the Company’s Current Report on Form 8-K filed on December 12, 2003.

(12) Incorporated by reference from the Company’s Current Report on Form 8-K filed on May 27, 2008.

(13) Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 16, 2006.

(14) Incorporated by reference from the Company’s Current Report on Form 8-K filed on January 16, 2007.

(15) Incorporated by reference from the Company’s Current Report on Form 8-K filed on March 15, 2007.

(16) Incorporated by reference from the Company’s Current Report on Form 8-K filed on October 19, 2007.

(17) Incorporated by reference from the Company’s Form S-3 filed on February 12, 2001.

(18) Incorporated by reference from the Company’s Form S-4 filed on May 21, 2004.

(19) Incorporated by reference from the Company’s Form S-4 filed on June 8, 2012.

Item 9.  Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                                          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.                                       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.                                    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                              That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424 pursuant to the Securities Act;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and.

(iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)                             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, iStar Financial Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on this 21st day of August, 2012.

iSTAR FINANCIAL INC.
By:	/s/ Jay Sugarman
Jay Sugarman
Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

By:	/s/ David DiStaso
David DiStaso
Chief Financial Officer (principal financial officer and principal accounting officer)

POWER OF ATTORNEY

KNOW THAT ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jay Sugarman and David DiStaso (each with full power to act alone), his or her true and lawful attorney-in-fact and agent with full power of substitution, in the name and on behalf of the undersigned, to do any and all acts and things and to execute any and all instruments which said attorney and agent, may deem necessary or advisable to enable iStar Financial Inc. (the “Registrant”) to comply with the Securities Act of 1933, and with the Securities Exchange Act of 1934, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof in connection with this Registration Statement and any and all amendments thereto or reports that the Registrant is required to file pursuant to the requirements of federal or state shares laws or any rules and regulations thereunder.  The authority granted under this Power of Attorney shall include, but not be limited to, the power and authority to sign the name of the undersigned in the capacity or capacities set forth below to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission, to any and all amendments (including post-effective amendments) to that Registration Statement in respect of the same, and to any and all instruments filed as a part of or in connection with that Registration Statement; and each of the undersigned hereby ratifies and confirms all that the attorney-in-fact and agent, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jay Sugarman	Chairman of the Board of Directors and Chief Executive	August 21, 2012
Jay Sugarman	Officer (principal executive officer)

/s/ David DiStaso	Chief Financial Officer (principal financial officer and	August 21, 2012
David DiStaso	principal accounting officer)

Name	Title	Date

/s/ Robert W. Holman, Jr	Director	August 21, 2012
Robert W. Holman, Jr

/s/ Robin Josephs	Director	August 21, 2012
Robin Josephs

/s/ John G. McDonald	Director	August 21, 2012
John G. McDonald

/s/ George R. Puskar	Director	August 21, 2012
George R. Puskar

/s/ Dale A. Reiss	Director	August 21, 2012
Dale A. Reiss

/s/ Barry W. Ridings	Director	August 21, 2012
Barry W. Ridings